Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
Jackson Variable Series Trust and JNL Series Trust:

We consent to the use of our reports dated February 23, 2018, with respect to the financial statements of JNL/PPM America Long Short Credit Fund, a series of Jackson Variable Series Trust and JNL/PPM America High Yield Bond Fund, a series of JNL Series Trust as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading "Financial Highlights" in the Proxy Statement and Prospectus filed on Form N-14.
/s/ KPMG LLP
Chicago, Illinois
December 20, 2018